VanCity Capital

SUITE 700, 815 WEST HASTINGS STREET
VANCOUVER, B.C. V6C 1B4
TELEPHONE: 604-877-6565 / FAX: 604-871-5409

October 11, 2002

CONFIDENTIAL

AMS Homecare Inc.
1498 ~~4198~~ Cliveden Avenue
Delta, BC
V3M 6L9

Attention: Ms. Rani Gill, President

Dear Rani,

OFFER OF FINANCE

We are pleased to offer financing in the amount of $250,000 to be allocated as follows:

PROGRAM:

Purpose		Source	
Inventory	$250,000	VanCity Capital Corporation	$250,000

Program changes may only be made with our prior written approval.

REPAYMENT:
Repayment will be made on the 15th of each month commencing February 15th, 2003 and will consist of 57 blended monthly payments initially set at $6,158.69 (principal plus interest). Payment amount will be re-adjusted annually based on current floating rate and principal balance outstanding.

Interest-only payments will be made on the 15th of November and December 2002, and on the 15th of January 2003.

INTEREST
Interest is based on VanCity prime (currently 4.50%) plus 10.50%.

SECURITY
This financing will be evidenced by a promissory note issued by AMS Homecare Inc. and secured by:

(a) General Security Agreement from AMS Homecare Inc. providing a security interest in all present and after-acquired personal property subject to existing prior charges (Scotiabank and iTrade).
(b) General Security Agreements from 393231 BC Ltd., Ambassador Holdings Ltd., RKGCM Holdings Ltd., Shoprider Canada Mobility Products (a partnership of 393231 BC Ltd and Ambassador Holdings Ltd.) providing a security interest in all present and after-acquired personal property subject to existing prior charges (Scotiabank).
(c) Corporate guarantees and postponements of claim from 393231 BC Ltd., Ambassador Holdings Ltd., Shoprider Canada Mobility Products, and RKGCM Holdings Ltd., each for the full amount of the loan.
(d) Assignment of insurance on the lives of Rani Gill and Harj Gill, each for the full amount of the loan.
(e) Joint and several personal guarantees of Rani Gill and Harj Gill for the limited amount of $ 83,500.

Upon acceptance of this Offer of Finance, our Solicitor will contact your Solicitor to obtain the information necessary to prepare the security documents. Our Solicitor's fees, disbursements and all taxes thereon will be for your account.

CONTINGENT CONDITIONS

(a) Receipt of finalized, consolidated Review Engagement quality financial statements for AMS Homecare Inc. for the interim period ended August 31, 2002 that do no materially differ from the draft quality statements already on file.

(b) Legal agreements satisfactory to the VanCity Capital Corporation and their solicitors.

UNDERLYING CONDITIONS

(a) The borrower shall not sell, assign, transfer or convey in any manner whatsoever its rights, patents, trade secrets, licenses, registered trademarks, or any other intellectual or industrial property.

(b) You may not pledge assets, acquire or merge with other companies, change the capital structure and/or shareholders, without VanCity Capital Corporation's prior written consent, which will not be unduly withheld. Specifically, Rani Gill will not own less than 50% of the shares outstanding in AMS Homecare Inc. at any time during the term of this facility.

(c) No loans shall be extended to, nor investments made in, nor guarantees provided for a third party without VanCity Capital Corporation's prior written consent.

(d) Total Debt: Tangible Equity ratio will not exceed 2.0:1. Tangible Equity is defined as share capital plus retained earnings plus shareholder loans less intangible assets and goodwill.

(e) Working Capital ratio will not fall below 1.4:1.

(f) Cash Flow Coverage, defined as cash flow from operations divided by total debt service (principal and interest) requirements, will remain at 1.25X or better throughout the term of this facility.

(g) Tangible Equity will not be reduced below $400,000. Tangible equity is defined as share capital plus shareholder loans plus retained earnings less intangible assets and goodwill.

(h) Capital expenditures and/or new lease commitments are not to exceed $50,000 per annum without VanCity Capital Corporation's prior written consent, which will not be unreasonably withheld.

(i) Expansion into the United States market, to the extent that such activities may require subsidization or investment from the Borrower and/or any of the corporate guarantors referred to in the Security section of this document in excess of $50,000 (Canadian funds) per fiscal year, will require the prior written consent of VanCity Capital Corporation.

(j) Total remuneration (including salary, bonuses, dividends, reductions in shareholder loans) paid to all shareholders and guarantors will not cause the Borrower to be in breach of any of the above referenced without VanCity Capital Corporation's prior written consent.

ACCEPTANCE

This Offer of Finance and the attached Appendix will be open for acceptance until October 23, 2002. We acknowledge prior receipt of a $ 5,000 application fee which is now deemed earned.

Thank you for the opportunity to participate in your long-term financing requirements. We appreciate your business and look forward to receiving your acceptance.

Yours truly,

VANCITY CAPITAL CORPORATION

Lee Davis
President & CEO

Kristi Miller
Investment Manager

ACCEPTED THIS 15th DAY OF OCTOBER, 2002.

FOR: AMS Homecare Inc.

BY: X
Rani Gill

BY: X
Harj Gill

ACCEPTED BY THE GUARANTORS THIS 15th DAY OF OCTOBER, 2002.

393231 BC Ltd.:

BY: X
Authorized Signatory

Ambassador Holdings Ltd.:

BY: X
Authorized Signatory

RKGCM Holdings Ltd.:

BY: X
Authorized Signatory

Shoprider Canada Mobility Products:

BY: X
Authorized Signatory

PERSONAL GUARANTORS:

BY: X
Rani Gill

BY: X
Harj Gill

WARRANTY

By your acceptance of this Offer of Finance, you warrant that all information which you furnish is complete, true and correct.

DISBURSEMENT

1. Our funds are to be disbursed not later than January 15, 2003; any extension of that date is subject to our approval.
2. Our funds will be disbursed after:
   a) Completion of legal documentation, satisfactory to our solicitors.
   b) Satisfactory confirmation of program expenditures.
   c) The other funds, if any, required to finance the Program have been provided.
   d) Satisfaction of all contingent conditions outlined above.
3. Disbursement may be withheld if, in our opinion, a material adverse change in risk has occurred.

STANDBY FEE

A standby fee of 3% per annum on the amount undisbursed will be calculated and payable on the 15th day of each month commencing January 15, 2003. We may, at our option, deduct these fees from our disbursements.

PREPAYMENT

Prepayment, in whole or in part, may be made at any time, upon payment of one year's interest on the outstanding balance. Up to 10% of the outstanding principal amount may be prepaid without penalty on an annual basis on the anniversary date of the loan.

CANCELLATION

This Offer of Finance, when accepted, will be a binding contract. If you are unable or unwilling to carry out the contract, you will pay to us as liquidated damages an amount equal to 3 months' interest plus additional interest on the amount contracted at the rate that would be applicable on the date of cancellation, as well as any other fees or charges accrued to that date.

ENVIRONMENTAL POLICY

During the term of this financing, you undertake to comply with all applicable environmental laws and regulations; to notify VanCity Capital Corporation promptly of any claims, requests or violation notices received concerning any of your property or the business carried out on; and to indemnify and save harmless VanCity Capital Corporation and its officers, directors, employees and agents against any losses or costs arising from any breach by you of any applicable environmental laws, which are claimed against VanCity Capital Corporation or any of its officers, directors, employees or agents.

SOCIAL POLICY

It is a condition of this loan that the Borrower, or any person leasing space from the Borrower, is not involved in the following activities: businesses that are sexually exploitive or that are inconsistent with generally accepted community standards of conduct or propriety, including those that feature sexually explicit entertainment, products or services, or businesses that are engaged in or associated with illegal activities. If at any time during the currency of this loan, you or any person leasing space from you fails to comply with this paragraph, the loan shall, at the sole discretion of VanCity Capital Corporation, become due and payable forthwith.

FINANCIAL STATEMENTS

Consolidated and non-consolidated annual audited financial statements for AMS Homecare Inc., 393231 BC Ltd., Ambassador Holdings Ltd., and Shoprider Canada Mobility Products (a partnership) must be provided within 90 days of the end of each fiscal year.

Annual Notice to Reader non-consolidated financial statements for RKGCM Holdings Ltd must also be provided within 90 days of the end of each fiscal year.

You will provide management-prepared financial statements, aged payables/receivables, inventory listing and a summary of key operating results on a monthly basis within 15 days of the end of the month.

USE OF NAME

You agree to allow VanCity Capital Corporation to make reference to XXX and this financing transaction in its promotional material and advertisements, and to allow VanCity Capital Corporation to use financial data obtained from the parties to this transaction to conduct research in conjunction with educational institutions for academic research.

WESTERN ECONOMIC DIVERSIFICATION

The opportunity to provide this loan was made possible under the Growth Capital Program jointly sponsored by VanCity Capital Corporation and Western Economic Diversification Canada

PRE-AUTHORIZED PAYMENT SYSTEM

By your acceptance of this Offer of Finance, you authorize VanCity Capital Corporation to draw monthly cheques or prepare debits, by paper or electronic entry, in amounts sufficient to cover payments on the loan and you authorize and instruct your bank to honour those cheques or debits. However, if VanCity Capital Corporation requests payment by cheque of amounts due to it, you agree to pay those amounts in this manner. Please attach your cheque marked "VOID" to this Offer of Finance. You also agree to renew this authorization if you change your bank or branch or account.

ATTACH SAMPLE CHEQUE MARKED "VOID"